April 13, 2021

Putnam ETF Trust (the “Trust”)

100 Federal Street

Boston, MA 02110

Re: Putnam ETF Trust

Ladies and Gentlemen:

We hereby agree to purchase from the Trust, which is an investment company offering multiple series (each, a “Fund” and collectively, the “Funds”), on a date to be specified by the Trust, and prior to the effective date of the Trust’s Registration Statement on Form N-1A, shares of beneficial interest of Putnam Focused Large Cap Value ETF, no par value, at the per-share purchase price set forth below, for an aggregate price of $100,000, to provide the initial capital the Trust requires pursuant to Section 14 of the Investment Company Act of 1940, as amended, in order to make a public offering of its shares.

Fund	Amount Purchased	Price Per Share		Shares Purchased
Putnam Focused Large Cap Value ETF	$100,000		$25	4000
TOTAL	$100,000

We hereby represent that we are acquiring said shares for investment purposes, and not for distribution or resale to the public.

Very truly yours,

Putnam Investments, LLC

By:	/s/ Robert T. Burns
Name: Robert T. Burns
Title: General Counsel